Exhibit 99.1

eMagin Corporation Announces New Board Member

HOPEWELL JUNCTION, N.Y. – (BUSINESS WIRE) – October 16, 2018 – eMagin Corporation, or the “Company,” (NYSE American: EMAN) a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced the appointment of Eric Braddom, a seasoned executive with experience at several leading electronics companies, to its Board of Directors.

“We are pleased to have Eric join our Board as we continue to pursue opportunities in the consumer electronics market.  His background and deep experience in our target AR/VR markets complement our existing Board.   Additionally, he brings valuable expertise in manufacturing and high-volume operations,” commented Dr. Jill J. Wittels, Chairperson of the Board.

Mr. Braddom is currently the Vice President and General Manager, Augmented and Virtual Reality Solutions, at Flex Ltd.  Prior to joining Flex in 2015, he was the Vice President of Strategy within the Consumer Solutions division at TE Connectivity, formerly Tyco Electronics, where he worked with the executive team to manage and grow the $800 million Consumer Devices business.  Previously, Mr. Braddom spent two years at Freescale Semiconductor as Director of Global Marketing for the eReaders consumer segment and 12 years at Texas Instruments in positions of increasing responsibility, focused primarily on the Digital Light Processing (DLP®) display business, including starting operations in Shanghai and Taiwan.

Mr. Braddom received an MBA from the University of Texas at Austin and a BS degree in Electrical Engineering from Washington University in St. Louis.

Separately, eMagin announced that Dr. Leslie G. Polgar has resigned from the Board.  Added Dr. Wittels, “I want to thank Dr. Leslie Polgar for his years of service on the Board and his many contributions to guiding the development of our leading microdisplay technology.”

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays.  eMagin’s microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs.  More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance.  Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in eMagin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and Report on Form 10-Q for the period ended June 30, 2018.

CONTACT:

eMagin Corporation Jeffrey Lucas, President and Chief Financial Officer 845-838-7931 jlucas@emagin.com	Affinity Growth Partners Betsy Brod 212-661-2231 Betsy.brod@affinitygrowth.com